Exhibit 99.1

Crown Appoints Chris Robichaud to Board of Directors

LOS ANGELES, August 26, 2025 – Crown Electrokinetics Corp. (OTC: CRKN) (“Crown” or the “Company”), today announced the appointment of Chris Robichaud to its Board of Directors. Mr. Robichaud will also serve as Chairman of the Board’s Audit Committee. His appointment is part of Crown’s effort to reconstitute its Board with experienced, independent leaders.

Mr. Robichaud is a seasoned executive, strategic advisor, and experienced public company board member with more than three decades of leadership guiding organizations through technology disruption, market transformation, and sustained growth. He is the Founder and Chief Executive Officer of 93-North, where he partners with multinational corporations and high-growth companies to scale operations, reposition brands, and capture opportunities across industries including AI, blockchain, gaming, e-commerce, consumer brands, and luxury. His approach combines strategic foresight with operational execution, helping leadership teams embrace innovation while safeguarding performance and building long-term competitive advantage.

Earlier in his career, Mr. Robichaud served as Co-Chief Executive Officer of PMK•BNC, a global marketing and communications firm, where he led a 400-person global team across London, New York, and Los Angeles. Under his leadership, the agency grew to nearly $200 million in revenue and delivered award-winning campaigns for world-class brands including Audi, Pepsi, PlayStation, Samsung Mobile, YouTube, and American Express.

About Crown

Crown is a leading provider of innovative technology infrastructure solutions that benefit communities and the environment. Operating across multiple businesses – Smart Windows and Construction – Crown is developing and delivering cutting edge solutions that are challenging the status quo and redefining industry standards. For more information, please visit www.crownek.com.

Forward-Looking Information
Certain statements in this news release may be "forward-looking statements" (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995) regarding future events or Crown’s future financial performance that involve certain contingencies and uncertainties, including those discussed in Crown’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent reports Crown files with the U.S. Securities and Exchange Commission from time to time, in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Crown Electrokinetics Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact Information:

Investor Relations
ir@crownek.com

Public Relations
pr@crownek.com